Exhibit 5.1

Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306 Tel 202.955.8500 www.gibsondunn.com

August 22, 2022

Rubicon Technologies, Inc.
100 West Main Street Suite #610
Lexington, KY 40507

Re:	Rubicon Technologies, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”) of Rubicon Technologies, Inc., a Delaware corporation (formerly known as Founder SPAC) (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with (a) the issuance by the Company of up to 14,204,375 shares (the “Primary Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that may be issued upon exercise of the private placement warrants of the Company (the “Private Placement Warrants”), (b) the resale of up to 110,706,010 shares (the “Secondary Shares” and together with the Primary Shares and the Private Placement Warrants, the “Securities”) of Class A Common Stock by the selling securityholders named in the Registration Statement, and (c) the resale of up to 14,204,375 Private Placement Warrants by the selling securityholders named in the Registration Statement. The Private Placement Warrants were issued pursuant to private placement warrants purchase agreements, dated October 14, 2021, between the Company and each of Founder SPAC Sponsor LLC and Jefferies LLC (the “Private Placement Warrant Agreements”), and are governed by the Warrant Agreement, dated October 14, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”, and together with the Private Placement Warrant Agreements, the “Warrant Agreements”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Warrant Agreements and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Rubicon Technologies, Inc.

August 22, 2022

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Primary Shares, when issued in accordance with the terms of the Warrant Agreement against payment of the exercise price therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The Private Placement Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Secondary Shares are validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraphs 1 and 3 above, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 1 and 3 above. Without limitation, we do not express any opinion regarding any Delaware contract law. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above with respect to the Private Placement Warrants are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (ii) any provision in the Warrant Agreements waiving the right to object to venue in any court; or (iii) any agreement to submit to the jurisdiction of any Federal court.

D. We have assumed that at the time any Securities are sold pursuant to the Registration Statement, the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws.

Rubicon Technologies, Inc.

August 22, 2022

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP